Exhibit 99.1

MULTIMEDIA GAMES, INC. For more information contact: Adam Chibib Chief Financial Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES AUTHORIZES $15 MILLION SHARE REPURCHASE PROGRAM

Austin, TX, – December 3, 2010 – Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”), announced today that its Board of Directors has authorized the repurchase of up to $15 million of the Company’s common stock over the next three years.

Patrick Ramsey, President and Chief Executive Officer, commented, “Our successful execution on a range of initiatives has resulted in the consistent generation of free cash flow and a strengthened balance sheet.  Accordingly, Multimedia Games’ Board of Directors believes the repurchase of our common shares represents an excellent use of capital that can enhance shareholder value.”

As of September 30, 2010, Multimedia Games had cash and cash equivalents of approximately $21.8 million.  In addition, as previously reported, Multimedia Games expects to generate free cash flow of at least $20 million for the fiscal year ended September 30, 2011.

In connection with the repurchase authorization, Multimedia Games has adopted a Rule 10b5-1 plan.  The 10b5-1 plan allows the Company to repurchase its shares according to a specified plan and to continue with repurchases even if the Company comes into possession of material non-public information.  Deutsche Bank Securities will act as agent for the Company’s stock repurchase program, and as such will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company's behalf.  As repurchases under the plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the plan, or that there will be any repurchases pursuant to the plan.  All shares purchased will be held in the Company’s treasury for possible future use.  As of September 30, 2010, Multimedia Games had approximately 27.6 million shares issued and outstanding.

Multimedia Games defines free cash flow as cash flow from operating activities less net capital expenditures (which is defined as acquisitions of property and equipment and leased gaming equipment less transfer of leased gaming equipment to inventory).

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games’ revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games’ current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believes”, “expects”, and “will” are intended to identify such forward-looking statements.  Forward-looking statements include, but are not limited to, references to future operating results, uses of capital and repurchases under the plan and are based on current expectations and projections of future events.  The preparation of Multimedia Games’ financial statements and forward-looking statements requires the Company to make estimates and assumptions that affect the reported amounts.  Actual results may differ materially from these estimates under different assumptions or conditions.

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